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                                  EXHIBIT 23.1



The Board of Directors
Venus Exploration, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Venus Exploration, Inc. of our report dated March 26, 1998, relating to the consolidated balance sheets of Venus Exploration, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Venus Exploration, Inc.





                                             KPMG PEAT MARWICK LLP




San Antonio, Texas
August 10, 1998